                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                        THE HOUSTON EXPLORATION COMPANY
     ---------------------------------------------------------------------
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


     ---------------------------------------------------------------------
    (NAME OF PERSON(S) FILING PROXY STATEMENT IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

    2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

    4)  Proposed maximum aggregate value of transaction:
                                                        -----------------------

    5)  Total fee paid:
                       --------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:
                               ------------------------------------------------

    2)  Form, Schedule or Registration Statement No.:

        ---------------------------------------------------

    3)  Filing Party:
                     ----------------------------------------------------------
    4)  Date Filed:
                   ------------------------------------------------------------

                        THE HOUSTON EXPLORATION COMPANY
                           1100 LOUISIANA, SUITE 2000
                              HOUSTON, TEXAS 77002








                                 March 29, 1999



TO OUR STOCKHOLDERS:

         You are cordially invited to attend the 1999 Annual Meeting of Stockholders of The Houston Exploration Company to be held on Tuesday, April 27, 1999, at 10:00 a.m., local time, at the DoubleTree Hotel--Allen Center, 400 Dallas Street, Houston, Texas. A Notice of the Annual Meeting, Proxy Statement and form of proxy are enclosed with this letter.

         We encourage you to read the Notice of the Annual Meeting and Proxy Statement so that you may be informed about the business to come before the meeting. Your participation in the Company's business is important, regardless of the number of shares that you hold. To ensure your representation at the meeting, please promptly sign and return the accompanying proxy card in the postage-paid envelope.

         We look forward to seeing you on April 27th.


                                            Sincerely,

                                            /s/ JAMES G. FLOYD

                                            James G. Floyd
                                            President

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 27, 1999


To the Stockholders of The Houston Exploration Company:

         The Annual Meeting of Stockholders (the "Annual Meeting") of The Houston Exploration Company will be held on Tuesday, April 27, 1999, at 10:00 a.m., local time, at the DoubleTree Hotel--Allen Center, 400 Dallas Street, Houston, Texas, for the following purposes:

              1.  To elect seven Directors of the Company;

              2. To approve the issuance to MarketSpan Corporation d/b/a KeySpan Energy ("KeySpan Energy"), the owner of 64% of Houston Exploration's common stock, of up to $150 million of additional Houston Exploration common stock, upon conversion of any amounts outstanding under a subordinated loan from KeySpan Energy at January 1, 2000 at a conversion price based upon the average of the closing prices of the Company's common stock on the New York Stock Exchange during the 20 consecutive trading days ending three trading days prior to January 1, 2000;

              3. To ratify and approve the appointment of Arthur Andersen LLP as the Company's independent public accountants for its fiscal year ending December 31, 1999; and

              4. To act upon such other business as may properly come before the meeting or any adjournments thereof.

         Only stockholders of record at the close of business on March 8, 1999 will be entitled to notice of and to vote at the Annual Meeting.

         It is important that your shares be represented at the Annual Meeting regardless of whether you plan to attend. THEREFORE, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING POSTPAID ENVELOPE AS PROMPTLY AS POSSIBLE. If you are present at the Annual Meeting, and wish to do so, you may revoke the proxy and vote in person.

                                            By Order of the Board of Directors,

                                            /s/ JAMES F. WESTMORELAND

                                            James F. Westmoreland
                                            Secretary

Houston, Texas
March 29, 1999

                        THE HOUSTON EXPLORATION COMPANY
                           1100 LOUISIANA, SUITE 2000
                              HOUSTON, TEXAS 77002


                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS


                           TO BE HELD APRIL 27, 1999


                    SOLICITATION AND REVOCABILITY OF PROXIES

         The accompanying proxy is solicited by the Board of Directors of The Houston Exploration Company (the "Company"), to be voted at the Annual Meeting of Stockholders of the Company to be held on Tuesday, April 27, 1999 (the "Annual Meeting"), at 10:00 a.m., local time, at the DoubleTree Hotel--Allen Center, 400 Dallas Street, Houston, Texas, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders, and at any adjournments of the Annual Meeting. If the accompanying proxy is properly executed and returned, the shares it represents will be voted at the Annual Meeting in accordance with the directions noted thereon or, if no direction is indicated, it will be voted in favor of the proposals described in this Proxy Statement. In addition, the proxy confers discretionary authority to the persons named in the proxy authorizing those persons to vote, in their discretion, on any other matters properly presented at the Annual Meeting. The Board of Directors is not currently aware of any such other matters.

         Each stockholder of the Company has the unconditional right to revoke his proxy at any time prior to its exercise, either in person at the Annual Meeting or by written notice to the Company addressed to Secretary, The Houston Exploration Company, 1100 Louisiana, Suite 2000, Houston, Texas 77002. No revocation by written notice will be effective unless such notice has been received by the Secretary of the Company prior to the day of the Annual Meeting or by the inspector of election at the Annual Meeting.

         The principal executive offices of the Company are located at 1100 Louisiana, Suite 2000, Houston, Texas 77002. This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and Proxy are being mailed to the Company's stockholders on or about March 29, 1999.

         In addition to the solicitation of proxies by use of this Proxy Statement, directors, officers and employees of the Company may solicit the return of proxies by mail, personal interview, telephone or facsimile. Officers and employees of the Company will not receive additional compensation for their solicitation efforts, but they will be reimbursed for any out-of-pocket expenses incurred. Brokerage houses and other custodians, nominees and fiduciaries will be requested, in connection with the stock registered in their names, to forward solicitation materials to the beneficial owners of such stock.

         All costs of preparing, printing, assembling and mailing the Notice of Annual Meeting of Stockholders, this Proxy Statement, the enclosed form of proxy and any additional materials, as well as the cost of forwarding solicitation materials to the beneficial owners of stock and all other costs of solicitation, will be borne by the Company.

                            PURPOSES OF THE MEETING

         At the Annual Meeting, the Company's stockholders will be asked to consider and act upon the following matters:

              1. To elect seven Directors of the Company;

              2. To approve the issuance to KeySpan Energy, the owner of 64% of Houston Exploration's voting stock, of up to $150 million of additional Houston Exploration common stock upon conversion of any amounts outstanding under a subordinated loan from KeySpan Energy at January 1, 2000 at a conversion price based upon the average of the closing prices of the Company's common stock on the New York Stock Exchange during the 20 consecutive trading days ending three trading days prior to January 1, 2000;

              3. To ratify and approve the appointment of Arthur Andersen LLP as the Company's independent public accountants for its fiscal year ending December 31, 1999; and

              4. To act upon such other business as may properly come before the meeting or any adjournments thereof.

                               QUORUM AND VOTING

         The close of business on March 8, 1999 has been fixed as the record date (the "Record Date") for the determination of the stockholders entitled to vote at the Annual Meeting and any adjournments thereof. As of the Record Date, the Company had issued and outstanding 23,895,040 shares of common stock, par value $.01 per share (the "Common Stock").

         Each holder of record of Common Stock will be entitled to one vote per share on each matter that is called to vote at the Annual Meeting. Shares of Common Stock may not be voted cumulatively.

         The presence, either in person or by proxy, of holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present. A plurality vote is required for the election of Directors in Proposal Number 1. Accordingly, if a quorum is present at the Annual Meeting, the seven persons receiving the greatest number of votes will be elected to serve as Directors. Withholding authority to vote for a Director nominee and broker non- votes in the election of Directors will not affect the outcome of the election of Directors.

         All other matters to be voted on will be decided by the vote of the holders of a majority of the shares present or represented at the Annual Meeting and entitled to vote on such matter. On any such matter, an abstention will have the same effect as a negative vote but, because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority, a broker non-vote will have no effect on such vote.

         All proxies that are properly completed, signed and returned prior to the Annual Meeting will be voted. Any Proxy given by a stockholder may be revoked by the stockholder at any time before it is exercised by (1) filing with the Secretary of the Company an instrument revoking the proxy, (2) executing and returning a proxy bearing a later date or (3) attending the Annual Meeting and expressing a desire to vote his shares of Common Stock in person.

         Votes will be counted by The Bank of New York, the Company's transfer agent and registrar.

                               PROPOSAL NUMBER 1:
                             ELECTION OF DIRECTORS

         Each of the persons named below has been nominated by the Board of Directors for election as a Director of the Company until the 2000 Annual Meeting of Stockholders or until his successor has been duly elected and qualified. The seven nominees for election as Directors that receive the most votes cast at the Annual Meeting will be elected as Directors. Each of the nominees listed below is a member of the Company's present Board of Directors.

         Lester H. Smith, a Director of the Company since 1996 whose term expires at the Annual Meeting, will not stand for reelection. Pursuant to the Company's Restated Certificate of Incorporation, as amended on April 24, 1997, and the Company's Bylaws, the Board has passed a resolution reducing the number of Directors from eight to seven, effective as of the date of the Annual Meeting.

         If, at the time of or prior to the Annual Meeting, any of the nominees is unable or declines to serve, the discretionary authority provided in the Proxy may be used to vote for a substitute or substitutes designated by the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

NOMINEES FOR ELECTION AS DIRECTORS

         The names of the nominees for election as Directors, and certain additional information with respect to each of them, are set forth below.


                                                                                               YEAR FIRST
                NAME                     AGE                POSITION WITH THE COMPANY       BECAME A DIRECTOR
                ----                     ---                -------------------------       -----------------
Robert B. Catell.....................    62     Chairman of the Board of Directors               1986
James G. Floyd.......................    62     President and Chief Executive Officer            1986
                                                and Director
Gordon F. Ahalt......................    71     Director                                         1996
Russell D. Gordy.....................    48     Director                                         1986
Craig G. Matthews....................    56     Director                                         1993
James Q. Riordan.....................    71     Director                                         1996
Donald C. Vaughn.....................    63     Director                                         1997

         Robert B. Catell has been Chairman of the Board of Directors of the Company since 1986. Mr. Catell has been Chairman of the Board and Chief Executive Officer of The Brooklyn Union Gas Company ("Brooklyn Union") since 1996 and Chairman of the Board, President and Chief Executive Officer of KeySpan Energy Corporation since 1997. Brooklyn Union became a wholly owned subsidiary of KeySpan in September 1997. Mr. Catell was appointed Chairman and Chief Executive Officer of MarketSpan Corporation d/b/a KeySpan Energy, the company formed by the merger of KeySpan Energy Corporation and the Long Island Lighting Company on July 31, 1998. Mr. Catell was Chief Executive Officer and President of Brooklyn Union from 1991 to 1996. Mr. Catell has been associated with Brooklyn Union since 1958 and has been an officer of Brooklyn Union since 1974. He is also the Chairman of the Board of Taylor Gas Liquids, Ltd., a publicly traded royalty trust based in Canada. Mr. Catell received both his Bachelor's and Master's Degrees in Mechanical Engineering from City College of New York. He holds a Professional Engineer's License in New York State, and attended Columbia University's Executive Development Program and Harvard Business School's Advanced Management Program. Mr. Catell is Trustee of Brooklyn Law School; Chairman and Director of Alberta Northeast Inc. and Boundary Gas, Inc.; Past Chairman of Energy Association of New York State and the American Gas

Association; a Director of Independence Community Bank; Director and Vice Chairman of The Business Council of New York State, Inc.; Director and Chairman of the Gas Research Institute; and Director of New York City Partnership and New York State Energy Research and Development Authority.

         James G. Floyd has been President and Chief Executive Officer and a Director of the Company since 1986. Mr. Floyd was President of Seagull E&P Inc. ("Seagull") and a Director of Seagull Energy Corporation, Seagull's parent, from 1981 to 1986. Mr. Floyd was general manager of the offshore division of Houston Oil and Minerals from 1978 to 1981. Mr. Floyd joined Houston Oil and Minerals Corporation ("Houston Oil and Minerals") in 1972 after five years as an independent geologist. Mr. Floyd began his career with Amoco Production Company in 1962. Mr. Floyd holds a B.S. and an M.S. in geology from the University of Florida.

         Gordon F. Ahalt has been a Director of the Company since 1996. Mr. Ahalt has been President of G.F.A. Inc., a petroleum industry financial and management consulting firm, since 1982. Mr. Ahalt was a consultant to Brooklyn Union until May 1998. He is a consultant to W.H. Reaves Co., Inc. Mr. Ahalt serves as a Director for the Bancroft and Ellsworth Convertible Funds, the Harbinger Group and Cal Dive International. Mr. Ahalt received a B.S. in Petroleum Engineering in 1951 from the University of Pittsburgh, attended New York University's Business School and is a graduate of Harvard Business School's Advanced Management Program. He worked for Amoco Corporation from 1951 to 1955, Chase Manhattan Bank from 1955 to 1972, White Weld & Co., Inc. from 1972 to 1973, Chase Manhattan Bank from 1974 through 1976, served as President and Chief Executive Officer of International Energy Bank London from 1977 through 1979 and as Chief Financial Officer of Ashland Oil Inc. from 1980 through 1981.

         Russell D. Gordy has been a Director of the Company since 1986. Mr. Gordy has been Managing General Partner of S.G. Interests, a private firm specializing in oil and gas investments, since 1992. Prior to forming S.G. Interests, Mr. Gordy was Managing Partner of Northwind Exploration, a private oil and gas firm formed in 1981 to specialize in exploration along the Texas and Louisiana Gulf Coast. From 1974 to 1981 Mr. Gordy served in various financial capacities for Houston Oil and Minerals Corporation. Mr. Gordy holds a B.B.A. in accounting from Sam Houston State University and is a C.P.A. Mr. Gordy is a member of the Board of Directors, or equivalent directing body in the case of partnerships or limited liability companies, of SG Interests I-IV, Gordy Oil Company, Gordy Gas Corporation, San Juan Compression, L.L.C., SG Interests, Inc., SG Methane Company, Inc., Gurnee Gas Company L.L.C., Rock Creek Ranch, Inc. and Lone Star Land & Cattle Company.

         Craig G. Matthews has been a Director of the Company since 1993. Mr. Matthews has been President and Chief Operating Officer of Brooklyn Union since May 1996 and President of KeySpan Energy since January 1999, was Executive Vice President of Brooklyn Union from 1994 to 1996, and was Executive Vice President and Chief Financial Officer of Brooklyn Union from 1991 to 1994. Mr. Matthews joined Brooklyn Union in 1965. He graduated from Rutgers University in 1965 with a Bachelor's Degree in Civil Engineering, and acquired an M.S. Degree in Industrial Management from Polytechnic University. Mr. Matthews is a member of the Board of Directors for the Brooklyn Philharmonic, the Public Utilities Reports, Inc., the Brooklyn Chamber of Commerce, Neighborhood Housing Services, Greater Jamaica Development Corp., Regional Plan Association, the Community Advisory Board of Brooklyn College, Polytechnic University, the National and New York Advisory Board of the Salvation Army and Inform. Mr. Matthews is the President of the Society of Gas Lighters.

         James Q. Riordan has been a Director of the Company since 1996 and a Director of KeySpan Energy since May 1998. He was a Director of Brooklyn Union from 1991 to May 1998. Mr. Riordan is the retired Vice Chairman and Chief Financial Officer of Mobil Corp. He joined Mobil Corp. in 1957 as Tax Counsel and was named Director and Chief Financial Officer in 1969. Mr. Riordan served as Vice Chairman of Mobil Corp. from 1986 until his retirement in 1989. He joined Bekaert Corporation in 1989 and was elected its President, and served as President until his retirement in 1992. Mr. Riordan is a Director of Tri-Continental Corporation and the Public Broadcasting Service; Director/Trustee of the mutual funds in the Seligman Group of investment companies; Trustee for the Committee for Economic Development and The Brooklyn Museum; and Member of the Policy Council of the Tax Foundation.

         Donald C. Vaughn is Vice Chairman of Halliburton Company and has served in that capacity since Halliburton Company merged with Dresser Industries, Inc. ("Dresser") in 1998. Prior to the merger, Mr. Vaughn was President, Chief Operating Officer and member of the board of directors of Dresser starting in 1996. Prior to his appointment as President and Chief Operating Officer, Mr. Vaughn served as Executive Vice President of Dresser, responsible for Dresser's Petroleum Products and Services and Engineering Services Segment, from November 1995 to December 1996; Senior Vice President of Operations of Dresser from January 1992 to November 1995; and Chairman, President and Chief Executive Officer of The M.W. Kellogg Company from November 1983 to June 1996. Mr. Vaughn joined M.W. Kellogg in 1958 and is a registered professional engineer in the State of Texas. He has been recognized as a distinguished engineering alumnus of Virginia Polytechnic Institute, from which he holds a B.S. degree in civil engineering. Mr. Vaughn serves as a director on the boards of several Dresser joint venture companies, including Dresser-Rand Company, Ingersoll-Dresser Pump Company and Bredero-Shaw.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE ABOVE- NAMED NOMINEES. PROXIES SOLICITED HEREBY WILL BE VOTED FOR ALL EIGHT NOMINEES UNLESS THE STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

DIRECTORS' MEETINGS AND COMPENSATION

         During 1998, the Board of Directors met six times and took certain additional actions by unanimous written consent in lieu of meetings. During 1998, no Director of the Company attended fewer than 75 percent of the meetings of the Board of Directors.

         Each outside Director of the Company receives a fee of $5,000 per calendar quarter and $1,000 per board meeting and $1,000 per committee meeting attended. Chairman of committees of the Board of Directors receive an additional fee of $500 per committee meeting. Such fees are payable in cash or, at the option of the Director, may be deferred in an unfunded phantom stock or interest-bearing account, pursuant to the Company's Deferred Compensation Plan for Non-Employee Directors.

         Under the Company's Amended 1996 Stock Option Plan, each individual who served as a "Non-Employee Director," as such term is defined in Rule 16b-3 under the Securities Exchange Act of 1934, received a nonqualified option to purchase 2,000 shares of Common Stock effective on September 21, 1998.

         In addition, on September 21, 1998, each Director who was an employee of KeySpan Energy received a nonqualified option to purchase 7,000 shares of Common Stock.

         Each individual who becomes a Non-Employee Director upon his or her first election to the Board of Directors is entitled to receive an option to purchase 5,000 shares of Common Stock on the date of his or her election as a Non- Employee Director. On September 20 of each year (commencing September 20,
1997), each individual who is a Non- Employee Director on such date received or will receive a nonqualified option to purchase 2,000 shares of common stock on such date; provided, however that if September 20 of any year in which such options are to be granted falls on a day which is not a business day, such options would be granted on the next following business day.

BOARD COMMITTEES

         The Company's Board of Directors has an Executive Committee, an Audit Committee, a Compensation Committee, and a Nominating Committee.

         The Executive Committee, during the intervals between meetings of the Board of Directors, has and may exercise all of the powers of the Board of Directors in the management or direction of the business and affairs of the Company, except as reserved to the Board of Directors, delegated to another committee or prohibited by the Company's bylaws or applicable law. The Executive Committee currently consists of Messrs. Ahalt, Catell and Floyd. Mr. Catell serves as Chairman.

         The Audit Committee's functions include providing assistance to the Board of Directors in fulfilling its responsibilities relating to corporate accounting and reporting practices, maintaining a direct line of communication between the Board of Directors and the Company's independent public accountants, and performing such other functions as may be prescribed with respect to audit committees under applicable rules, regulations and policies of the New York Stock Exchange, Inc. The Audit Committee currently consists of Messrs. Ahalt, Gordy and Riordan. Mr. Riordan serves as Chairman.

         The Compensation Committee administers the Company's Amended 1996 Stock Option Plan, makes recommendations, determines and authorizes the amount, terms and conditions of payment of any and all forms of compensation for the Company's directors, officers, employees and agents, approves and administers any loan to, guarantee or any obligation of, or other assistance to any officer or other employee of the Company. The Compensation Committee currently consists of Messrs. Ahalt, Catell and Riordan. Mr. Catell serves as chairman.

         The Nominating Committee's function is to nominate new directors. The Nominating Committee did not meet in 1998. The members of the nominating committee are Mr. Vaughn and Mr. Ahalt. Mr. Vaughn serves as chairman.

         During 1998, the Executive Committee met four times, the Audit Committee met three times and the Compensation Committee met twice. During 1998, no Director of the Company attended fewer than 75 percent of the number of meetings of committees on which he served.

         In connection with the KeySpan Joint Venture, the Board of Directors on February 9, 1999 appointed a Special Committee to determine the fairness of the KeySpan Joint Venture to the Company and its shareholders. On March 4, 1999, the Special Committee determined that the KeySpan Joint Venture was fair to the Company and its shareholders. The members of the Special Committee are Messrs. Vaughn and Gordy. Mr. Vaughn serves as chairman.

                               PROPOSAL NUMBER 2:

   APPROVAL OF THE ISSUANCE OF UP TO $150 MILLION OF COMMON STOCK TO KEYSPAN

         The Company proposes to issue to KeySpan Energy, the owner of 64% of Houston Exploration's Common Stock, up to $150 million of additional Houston Exploration Common Stock, in connection with the conversion of any amounts outstanding under the KeySpan Credit Facility (as defined below) at January 1, 2000, into Houston Exploration Common Stock. The conversion price will be based upon the average of the closing prices of the Company's Common Stock, rounded to three decimal places, as reported under "NYSE Composite Transaction Reports" in the Wall Street Journal during the 20 consecutive trading days ending three trading days prior to January 1, 2000. Because the market value represents an average of the Company's Common Stock over 20 consecutive trading days, ending three days prior to the maturity date of the loan, the market price may be higher or lower than the price of the Common Stock on the conversion date.

         On November 30, 1998, the Company entered into a revolving subordinated loan agreement with KeySpan Energy (the "KeySpan Credit Facility") which provides the Company with an unsecured credit line of $150 million. The KeySpan Credit Facility provides that any amounts outstanding at January 1, 2000 will be converted into Common Stock based upon the average of the closing prices of the Company's Common Stock, rounded to three decimal places, as reported under "NYSE Composite Transaction Reports" in the Wall Street Journal during the 20 consecutive trading days ending three trading days prior to January 1, 2000. If all of the outstanding indebtedness is repaid prior to January 1, 2000, the conversion feature of the KeySpan Credit Facility would not be triggered and the Company would not be required to issue any of its Common Stock to KeySpan.

         As of March 29, 1999, Houston Exploration has borrowings of $80 million outstanding under the KeySpan Credit Facility. Assuming a conversion price of $17-7/16, the March 24, 1999 closing price of the Common Stock, a conversion of this $80 million loan would result in the issuance to KeySpan Energy of 4,587,814 shares of Common Stock representing approximately 19% of the Company's currently outstanding Common Stock. This issuance would cause KeySpan Energy's percentage ownership in the Company to increase from the current 15,295,215 shares, representing 64% of the currently outstanding Common Stock, to 19,883,029 shares, or approximately 70% of the Common Stock outstanding after the issuance.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" PROPOSAL NUMBER 2, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

         KEYSPAN ENERGY, THE OWNER OF 64% OF THE OUTSTANDING COMMON STOCK OF HOUSTON EXPLORATION, HAS INDICATED THAT IT WILL VOTE ALL ITS SHARES "FOR" PROPOSAL 2. ACCORDINGLY, STOCKHOLDER APPROVAL OF THIS PROPOSAL NUMBER 2 IS ASSURED.

                               PROPOSAL NUMBER 3:
          RATIFICATION AND APPROVAL OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors has appointed the firm of Arthur Andersen LLP as the Company's independent public accountants to make an examination of the accounts of the Company for the fiscal year ending December 31, 1999, subject to ratification by the Company's stockholders. Representatives of Arthur Andersen LLP will be present at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so. They will also be available to respond to appropriate questions from the stockholders attending the Annual Meeting.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" PROPOSAL NUMBER 3, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                             EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS

         Set forth below is certain information concerning the executive officers of the Company, including the business experience of each during the past five years.


             NAME                   AGE                         POSITION
             ----                   ---                         --------
James G. Floyd................      62      President and Chief Executive Officer and Director
Randall J. Fleming............      57      Senior Vice President--Exploration and Production
Thomas W. Powers..............      54      Senior Vice President--Business Development and Finance and
                                            Treasurer
James F. Westmoreland.........      43      Vice President, Chief Accounting Officer, Comptroller and Secretary
Charles W. Adcock.............      45      Vice President--Project Development
Thomas E. Schwartz............      42      Vice President--Geophysics
Sammye L. Dees................      63      Vice President--Land

         Information regarding the business experience of James G. Floyd is set forth above under the heading "Proposal Number 1: Election of Directors."

         Randall J. Fleming has been Senior Vice President--Exploration and Production of the Company since October 1995 and was Vice President--Exploration of the Company from 1986 to 1995. Mr. Fleming was Vice President--Geology of Seagull from 1981 to 1986 and was an exploration geologist at Houston Oil and Minerals from 1976 to 1981. Prior to such time, Mr. Fleming was an exploration geologist for Superior Oil Company and Sinclair Oil Company. Mr. Fleming holds a B.A. and M.S. in geology from the University of Alabama.

         Thomas W. Powers has been Senior Vice President--Business Development and Finance of the Company since October 1995 and Treasurer since May 1996. Mr. Powers was General Manager of Diversification for Brooklyn Union from 1991 to 1995 and Executive Vice President and Chief Operating Officer of Fuel Resources Inc., a Brooklyn Union subsidiary, from 1986 to 1991. Prior to joining Brooklyn Union, Mr. Powers was Manager of Corporate Development for Anglo Energy. He holds a B.S. in Economics from Bowling Green University and an M.B.A. from Long Island University.

         James F. Westmoreland has been Vice President, Chief Accounting Officer, Comptroller and Secretary of the Company since October 1995 and was Vice President and Comptroller of the Company from 1986 to 1995. Mr. Westmoreland was supervisor of natural gas and oil accounting at Seagull from 1983 to 1986. Mr. Westmoreland holds a B.B.A. in accounting from the University of Houston.

         Charles W. Adcock has been Vice President--Project Development of the Company since 1996. Mr. Adcock held the same position with Fuel Resources, Inc., the Brooklyn Union subsidiary that previously owned the Company's onshore properties, from 1993 to 1996. Prior to joining FRI, Mr. Adcock worked at NERCO Oil & Gas as Reservoir Engineering Specialist. Prior to NERCO, he held various engineering positions with Apache, ANR Production and Aminoil U.S.A. Mr. Adcock is a Registered Professional Engineer in the State of Texas, and received his B.S. in Civil Engineering from Texas A&M University and an M.B.A. from the University of St. Thomas.

         Thomas E. Schwartz was appointed Vice President - Geophysics in May 1998. Prior to his appointment to Vice President, Mr. Schwartz was a senior offshore geophysicist for the Company from 1990 to 1998. From 1984 until 1990, Mr. Schwartz held the positions of senior geologist and senior geophysicist for Sonat Exploration Company. Prior to joining Sonat Exploration Company, he was an explorationist with Eason Oil Company from 1980 to 1984. Mr. Schwartz received his B.S. in Geology from the University of New Orleans.

         Sammye L. Dees has been Vice President--Land of the Company since 1986. Ms. Dees was Vice President of Land of Seagull from 1981 to 1986, and was Land Manager, Offshore Division, of Houston Oil and Minerals from

1974 to 1981. Prior to joining Houston Oil and Minerals, Ms. Dees worked for Allied Chemical Corporation. Ms. Dees is a Certified Petroleum Landman and attended Stephen F. Austin University.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

         The Compensation Committee (the "Committee") of the Board of Directors of the Company currently consists of Gordon F. Ahalt, Robert B. Catell and James Q. Riordan, none of whom are employees of the Company. The Committee is responsible for evaluating the performance of management, determining the compensation for the directors, officers, employees and agents of the Company, administering the Company's Amended 1996 Stock Option Plan under which grants may be made to employees of the Company and approving and administering any loan to, guarantee of any obligation of, or other assistance to any employee of the Company.

         The Committee has furnished the following report on executive compensation for 1998:

         Under the supervision of the Committee, the Company has developed a compensation policy which is designed to attract and retain key executives responsible for the success of the Company and motivate management to enhance long-term stockholder value. The annual compensation package for executive officers primarily consists of (1) a cash salary which reflects the responsibilities relating to the position and individual performance, (2) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company's stockholders and (3) variable performance awards payable in cash or stock and tied to the individual's or the Company's achievement of certain goals or milestones.

         In determining the level and composition of compensation of each of the Company's executive officers, the Committee takes into account various qualitative and quantitative indicators of corporate and individual performance. The Committee generally seeks to set salaries competitive with those of peer group companies. In setting such salaries, the Committee considers its peer group to be certain independent oil and gas exploration and production companies with offshore operations in the Gulf of Mexico. Such peer group includes the same companies comprising the Peer Group reflected in the performance graph in this Proxy Statement.

         Base compensation is established through negotiation between the Company and the executive officer at the time the executive is hired, and then subsequently adjusted when such officer's base compensation is subject to review or reconsideration. While the Company has entered into employment agreements with certain of its executive officers, such agreements provide that base salaries may be increased at the Committee's discretion pursuant to annual reviews. When establishing or reviewing base compensation levels for each executive officer, the Committee, in accordance with its general compensation policy, considers numerous factors, including the responsibilities relating to the position, the qualifications of the executive and the relevant experience the individual brings to the Company, strategic goals for which the executive has responsibility, and compensation levels of Peer Group companies. No pre-determined weights are given to any one of such factors.

         In addition to each executive officer's base compensation, the Committee may award cash bonuses, grants under the Amended 1996 Stock Option Plan and variable performance awards to chosen executive officers depending on the extent to which certain defined personal and common performance goals are achieved. Such corporate performance goals are the same as discussed above. Stock based performance awards, such as the grants of options under the Amended 1996 Stock Option Plan awarded to executive officers in 1998, are consistent with the Committee's emphasis on trading-off annual incentive compensation for enhanced long-term incentives linked to stockholder value creation.

         All employees of the Company, including its executive officers, are eligible to receive long-term stock-based incentive awards under the Amended 1996 Stock Option Plan as a means of providing such individuals with a continuing proprietary interest in the Company. Such grants further the mutuality of interest between the Company's employees and its stockholders by providing significant incentives for such employees to achieve and maintain high levels of performance. The Amended 1996 Stock Option Plan enhances the Company's ability to attract and retain the services of qualified individuals. Factors considered in determining whether such awards are granted to an executive officer of the Company include the executive's position in the Company, his or her performance and responsibilities, the amount of Options, if any, currently held by the officer, the vesting schedules of any such options and the executive officer's other compensation. While the Committee does not adhere to any firmly established formulas or schedules for the issuance of awards such as Options or restricted stock, the Committee will generally tailor the terms of any such grant to achieve its goal as a long-term incentive award by providing for a vesting schedule encompassing several years or tying the vesting dates to particular corporate or personal milestones.

         The annual base salary of James G. Floyd, the Chief Executive Officer and President of the Company, was set at $340,000 pursuant to his employment agreement with the Company, effective September 19, 1996, and increased to $405,000, effective October 1, 1998. The Board of Directors sets annual financial targets for the Company under the categories of return on stockholder value (measured against a peer group of companies), earnings per share, and net asset value change (the "Annual Financial Targets"). Mr. Floyd was eligible to receive up to 70% of his base salary as a bonus under the Company's incentive compensation plan during 1998, and the Company achieved an average of 75% of its 1998 Annual Financial Targets. The Company used Mr. Floyd's year-end base salary rate of $405,000 in calculating his 1998 bonus award, and accordingly, Mr. Floyd received $213,000 as a cash bonus for 1998. Mr. Floyd also received a payment of $173,000 in 1998 under the terms of certain Phantom Stock Rights awarded in 1996. Additionally, Mr. Floyd was granted options pursuant to the Amended 1996 Stock Option Plan to purchase 75,324 shares of Common Stock. The options become exercisable and payable, respectively, in five equal annual installments from the date of grant. The options were granted in recognition of Mr. Floyd's continuing contributions to the Company and are consistent with the Committee's emphasis on trading-off annual incentive compensation for enhanced long-term incentives linked to stockholder value creation.

         Section 162(m) of the Code, added by the Revenue Reconciliation Act of 1993, places a $1 million per executive cap on the deductible compensation that can be paid to certain executives of publicly-traded corporations. Amounts that qualify as "performance based" compensation under Section 162(m)(4)(c) of the Code are exempt from the cap and do not count toward the $1 million limit. Generally, stock options will qualify as performance based compensation. The Committee has discussed and considered and will continue to evaluate the potential impact of Section 162(m) on the Company in making compensation determinations, but has not established a set policy with respect to future compensation determinations.

         The foregoing report is given by the following members of the Compensation Committee: Gordon F. Ahalt, Robert B. Catell and James Q. Riordan.

         The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION OF EXECUTIVE OFFICERS

         Summary Compensation Table

         The following table sets forth certain summary information concerning the compensation provided by the Company in 1998, 1997 and 1996 to its Chief Executive Officer and each other person serving as an executive officer during 1998 who earned $100,000 or more in combined salary and bonus during such year (collectively, the "Named Executive Officers"):


                                                                                        LONG-TERM
                                                                                      COMPENSATION
                                                                                 ------------------------
                                                      ANNUAL COMPENSATION (1)    SECURITIES                     ALL OTHER
              NAME AND                               ------------------------    UNDERLYING     PHANTOM          COMPEN-
           PRINCIPAL POSITION                 YEAR     SALARY         BONUS      OPTIONS(2)    PAYOUTS(3)        SATION
------------------------------------------    ----   ----------    ----------    ----------   -----------     -------------
 James G. Floyd ..........................    1998   $  395,000    $  213,000      75,324     $  173,000      $  196,000(4)
    President and Chief Executive Officer     1997      354,000       295,000      10,000        200,000          91,000(4)
                                              1996      309,000       330,000     335,992             --         314,000(4)

 Randall J. Fleming ......................    1998      253,000       117,000      36,924         90,000         263,000(4)
    Senior Vice President--Exploration and    1997      228,000       158,000      10,000        104,000         394,000(4)
    Production ...........................    1996      204,000       175,000     174,996             --         300,000(4)

 Thomas W. Powers(6) .....................    1998      164,000        72,000      24,342         54,000              --
    Senior Vice President--Business ......    1997      146,000        91,000      10,000         63,000              --
    Development and Finance and Treasurer     1996       35,000       104,000     104,997             --              --

 James F. Westmoreland ...................    1998      154,000        68,000      21,410         44,000          31,000(4)
 Vice President, Chief Accounting Officer,    1997      136,000        85,000      10,000         50,000          44,000(4)
    Comptroller and Secretary ............    1996      121,000        87,000      83,998             --          30,000(4)

 Charles W. Adcock .......................    1998      146,000        66,000      18,500         31,000              --
    Vice President--Project Development ..    1997      129,000        79,000      10,000         36,000              --(5)
                                              1996      125,000        67,000      60,000             --       1,211,000(5)

 Thomas E. Schwartz (7) ..................    1998      155,000        68,000      48,500         15,000          61,000(4)
    Vice President--Geophysics

 Sammye L. Dees ..........................    1998      119,000        23,000       4,000         10,000         218,000(4)
    Vice President--Land .................    1997      115,000        37,000       5,000         11,000         327,000(4)
                                              1996      111,000        27,000      15,000             --         261,000(4)

---------------------------

(1) Amounts exclude perquisites and other personal benefits because such compensation did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each executive officer.

(2) The Company has not issued any stock appreciation rights to the Named Executive Officers.

(3) Phantom Stock Rights granted effective December 16, 1996 and, of which 20% are payable on December 16th of each of the years 1997 through 2001. Each Phantom Stock Right represents the right to receive a cash payment determined by reference to the average of the closing price on the New York Stock Exchange, Inc. of one share of Common Stock for the five trading days preceding the payout date ($18.513 in 1998), multiplied by the number of Phantom Stock Rights payable on payout date.

(4) Consists of distributions attributable to overriding royalty interests and net profits interests in properties of the Company. See "Certain Transactions -- Transactions Between the Company and Management."

(5) Consists of distributions received in exchange for the termination of Mr. Adcock's rights under the long-term incentive program of Fuel Resources, Inc. See "Certain Transactions--Transaction Between the Company and Management."

(6) Prior to September 30, 1996, Mr. Powers was an employee of Brooklyn Union.

(7) Mr. Schwartz was appointed Vice President--Geophysics in May of 1998.

Options Granted in 1998

         The following table provides certain information with respect to Options granted to the Chief Executive Officer and to each of the Named Executive Officers during 1998 under the Amended 1996 Stock Option Plan:


                                             INDIVIDUAL GRANTS(1)
                             ------------------------------------------------------
                                             PERCENT OF
                                               TOTAL                                     POTENTIAL REALIZABLE VALUE
                              NUMBER OF       OPTIONS                                         AT ASSUMED ANNUAL
                             SECURITIES      GRANTED TO                                      RATES OF STOCK PRICE
                             UNDERLYING      EMPLOYEES      EXERCISE                    APPRECIATION FOR OPTION TERM(2)
                              OPTIONS        IN FISCAL       PRICE       EXPIRATION     -------------------------------
           NAME               GRANTED          YEAR          ($/SH)        DATE            5%                10%
--------------------------   -----------    -----------    -----------   ----------     ---------        -----------
 James G. Floyd ..........     75,324          18%          $ 18.563      9/21/08       $879,322         $2,228,373
 Randall J. Fleming ......     36,924           9%            18.563      9/21/08        431,045          1,092,354
 Thomas W. Powers ........     24,342           6%            18.563      9/21/08        284,165            720,130
 James F. Westmoreland ...     21,410           5%            18.563      9/21/08        249,937            633,390
 Charles W. Adcock .......     18,500           4%            18.563      9/21/08        215,966            547,301
 Thomas E. Schwartz ......     48,500          11%            21.269      9/21/08        648,724          1,643,995
 Sammye L. Dees ..........      4,000           1%            18.563      9/21/08         46,695            118,335

---------------------------

(1) The Company has not issued any stock appreciation rights to the Named Executive Officers.
(2) The Securities and Exchange Commission requires disclosure of the potential realizable value or present value of each grant. The disclosure assumes the options will be held for the full ten-year term prior to exercise. Such options may be exercised prior to the end of such ten-year term. The actual value, if any, an executive officer may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised. There can be no assurance that the stock price will appreciate at the rates shown in the table.

Aggregated Option Exercises in 1998 and Fiscal Year End Option Values

         The following table provides certain information regarding (1) stock options exercised by the Named Executive Officers during the fiscal year ended December 31, 1998, (2) the number of shares of Common Stock underlying unexercised options held by each Named Executive Officer on December 31, 1998 and (3) the value, at December 31, 1998, of exercisable and unexercisable "in-the-money" stock options held by each of the Named Executive Officers:



                                                                NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                                     UNDERLYING                     IN-THE-MONEY
                                                               UNEXERCISED OPTIONS AT                OPTIONS AT
                                                                 FISCAL YEAR END (#)           FISCAL YEAR END (2) ($)
                                                           -------------------------       ---------------------------
                                       SHARES
                                     ACQUIRED ON       VALUE
         NAME                         EXERCISE      REALIZED (1)      EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-----------------------              -----------    --------------    ------------   -------------    -----------    -------------
James G. Floyd ...............          --              --              136,397         284,919        $587,986        $980,842
Randall J. Fleming ...........          --              --               71,998         149,922         306,243         507,827
Thomas W. Powers .............          --              --               43,999          95,340         183,745         307,566
James F. Westmoreland ........          --              --               18,800          79,809          73,498         248,594
Charles W. Adcock ............          --              --               26,000          62,500          96,000         168,281
Thomas E. Schwartz ...........          --              --               11,800          73,700          38,500          82,031
Sammye L. Dees ...............          --              --                7,000          17,000          26,250          44,625

---------------------------

(1) The value realized upon the exercise of a stock option is equal to the difference between the market price on the date of exercise and exercise price of the stock option.
(2) The value of each unexercised in-the-money stock option is equal to the difference between the closing price of the Company's common stock on the NYSE on December 31, 1998 of $19.875 per share and the exercise price of the stock option.

PERFORMANCE GRAPH

         The following performance graph compares the performance of the Company's Common Stock to the S&P 500 Index and to a Peer Group. The "Peer Group" is composed of other independent oil and gas exploration and production companies with offshore operations in the Gulf of Mexico (Apache Corporation, Forcenergy Inc, Newfield Exploration Company, Noble Affiliates, Inc., Nuevo Energy Company, Pogo Producing Co., Seagull Energy Corporation, and Vastar Resources, Inc.). The Peer Group was revised for the year ended 1998 to exclude United Meridian Corporation which merged with Ocean Energy, Inc. during 1998. The index of Peer Group companies is weighted according to the respective market capitalization of its component companies as of December 31, 1998. The graph covers the period from September 20, 1996, the date on which the Common Stock of the Company began publicly trading, to December 31, 1998. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at September 20, 1996 and that all dividends were reinvested.

                 COMPARISON OF 27 MONTH CUMULATIVE TOTAL RETURN
        BASED ON $100 INVESTED ON SEPTEMBER 20, 1996 IN STOCK OR INDEX -
                      INCLUDING REINVESTMENT OF DIVIDENDS.
                        FISCAL YEAR ENDING DECEMBER 31.


                               [GRAPHIC OMITTED]


                                      9/20/96     12/31/96     12/31/97     12/31/98
                                      -------     --------     --------     --------
The Houston Exploration Company         100          113         119          128
Peer Group Index                        100          120         104           77
Standard & Poor's 500 Index             100          108         145          186

         The foregoing stock price performance comparisons shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this graph by reference, and shall not otherwise be deemed filed under such Acts.

         There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph above. The Company will not make or endorse any predictions as to future stock performance.

EMPLOYMENT AGREEMENTS

         Messrs. Floyd, Fleming, Powers, Westmoreland and Adcock entered into employment agreements with the Company effective as of September 19, 1996, pursuant to which they serve as executive officers of the Company. Mr. Schwartz entered into an employment agreement with the Company effective as of May 1, 1998, pursuant to which he serves as an executive officer of the Company.

         Such employment agreements provide for Messrs. Floyd, Fleming, Powers, Westmoreland, Adcock and Schwartz to receive current annual base salaries of $405,000, $260,000, $175,000, $165,000, $160,000, and $165,000, respectively.
Under such agreements, Messrs. Floyd, Fleming, Powers, Westmoreland, Adcock and Schwartz are entitled to annual incentive bonuses of 70%, 60%, 55%, 55%, 55% and 55%, respectively, of base salary if the Company meets financial targets established by the Board of Directors. In addition, Messrs. Floyd, Fleming, Powers, Westmoreland, Adcock and Schwartz are entitled to participate in such incentive compensation and other programs as are adopted by the Company's Board of Directors, including the Company's Amended 1996 Stock Option Plan. The initial term of each employment agreement extends to the third anniversary of the effective date of such agreement; provided, however, that the term of each agreement is automatically extended one year on each anniversary unless notice that the agreement will not be extended is given by either party at least 60 days prior to such anniversary.

         Each of the employment agreements is subject to early termination by the Company for cause or upon the death or disability of the employee and is subject to early termination by the employee for any reason. If an employment agreement is terminated without cause by the Company or with good reason (including certain changes in control of the Company) by the employee, the Company is obligated to pay such employee a lump-sum severance payment of 2.99 times the employee's then current annual rate of total compensation. Based upon their current annual base rate of compensation, Messrs. Floyd, Fleming, Powers, Westmoreland, Adcock and Schwartz would be entitled to lump sum severance payments of $1,211,000, $777,000, $523,000, $493,000, $478,000, and $493,000,
respectively, if terminated without cause or by the employee for good reason.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

         Effective immediately prior to the Company's initial public offering, the Company adopted an unfunded, nonqualified Supplemental Executive Retirement Plan (the "Supplemental Plan") for the benefit of Mr. Floyd. The Supplemental Plan provides that, if Mr. Floyd remains with the Company until age 65, upon his retirement on or after age 65, Mr. Floyd will be paid $100,000 per year for life. If, after retirement, he predeceases his spouse, 50% of the executive's Supplemental Plan benefit will continue to be paid to Mr. Floyd's surviving spouse for her life.

401(K) PLAN

         The Company maintains a 401(k) Profit Sharing Plan (the "401(k) Plan") for its employees. Under the 401(k) Plan, eligible employees may elect to have the Company contribute on their behalf up to 15% of their base compensation (subject to certain limitations imposed under the Internal Revenue Code) on a before tax basis. The Company makes a matching contribution of $0.50 for each $1.00 of employee deferral, not to exceed 5% of an employee's base compensation, subject to limitations imposed by the Internal Revenue Code. The amounts contributed under the 401(k) Plan are held in a trust and invested among various investment funds in accordance with the directions of each participant. An employee's salary deferral contributions under the 401(k) Plan are 100% vested. The Company's matching contributions vest at the rate of 20% per year of service. Participants are entitled to payment of their vested account balances upon termination of employment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

         Robert B. Catell, a member of the Compensation Committee, is Chairman of the Board and Chief Executive Officer of KeySpan Energy.

                              CERTAIN TRANSACTIONS

TRANSACTIONS BETWEEN THE COMPANY AND KEYSPAN ENERGY

         The Company was incorporated in December 1985 to conduct certain of the natural gas and oil exploration and development activities of Brooklyn Union. Brooklyn Union became a wholly owned subsidiary of KeySpan Energy Corporation in September 1997. In May 1998, KeySpan Energy Corporation merged with the Long Island Lighting Company, creating MarketSpan Corporation d/b/a KeySpan Energy. The Company has focused since its inception primarily on the exploration and development of high potential prospects in the Gulf of Mexico. Effective February 29, 1996, Brooklyn Union implemented a reorganization of its exploration and production assets by transferring to the Company certain onshore producing properties and developed and undeveloped acreage not previously owned by the Company.

         Joint Venture Drilling Program. On March 15, 1999, the Company signed a joint exploration agreement (the "KeySpan Joint Venture") with KeySpan Exploration and Production, LLC, a subsidiary of KeySpan Energy, to explore for natural gas and oil over a term of three years expiring December 31, 2001. The Joint Venture may be terminated at the option of either party at the end of the then current calendar year. Houston Exploration is Joint Venture manager and operator. Effective January 1, 1999, KeySpan Energy will commit approximately $100 million per calendar year and Houston Exploration will commit its proportionate share of the funds per calendar year necessary to fund a joint exploration and development drilling program. Houston Exploration will contribute all of its currently undeveloped offshore leases to the Joint Venture and KeySpan will receive 45% of Houston Exploration's working interest in all prospects to be drilled under the program. Revenues will be shared 55% by Houston Exploration and 45% by KeySpan. During the term of the KeySpan Joint Venture, KeySpan Energy will pay 100% of actual intangible drilling costs up to a maximum of $20.7 million per year. All additional intangible drilling costs incurred during such year will be paid 51.75% by KeySpan Energy and 48.25% by Houston Exploration. In addition, Houston Exploration will receive reimbursement of a portion of its general and administrative costs during the term of the KeySpan Joint Venture. The Company plans to drill approximately 8 to 10 offshore exploratory wells under the terms of the KeySpan Joint Venture during 1999. Both Houston Exploration and KeySpan Energy obtained separate opinions, each from a nationally recognized investment banking firm, as to the fairness to the Company and its noteholders and to KeySpan Energy, respectively, of the KeySpan Joint Venture, from a financial point of view. A special committee, comprised of outside, unaffiliated directors, appointed by the Company's Board of Directors, has determined that the KeySpan Joint Venture is fair to the Company and its stockholders.

         KeySpan Credit Facility. On November 30, 1998, the Company entered into a revolving credit facility with KeySpan Energy (the "KeySpan Credit Facility"), which provides a maximum commitment of $150 million. The KeySpan Credit Facility ranks subordinate to the Company's bank credit facility and pari passu with the Company's 8-5/8% Senior Subordinated Notes due 2008. Borrowings under the KeySpan Credit Facility are unsecured. Subject to stockholder approval, any unpaid borrowings as of January 1, 2000 are convertible into common stock of the Company based upon the average of the closing prices of the Company's common stock, rounded to three decimal places, as reported under "NYSE Composite Transaction Reports" in the Wall Street Journal during the 20 consecutive trading days ending three trading days prior to January 1, 2000. Because the market value represents an average of the Company's common stock over twenty consecutive trading days, ending three days prior to the maturity date of the loan, the market price may be higher or lower than the price of the common stock on the conversion date. See Proposal Number 2 in this document. Interest is payable monthly and borrowings bear interest at LIBOR plus 1.4%. In addition, the Company pays a commitment fee of 0.0125% on the unused portion of the maximum commitment and has incurred an up-front fee of $50,000. As of December 31, 1998, outstanding borrowings under the facility were $80 million. For the year ended December 31, 1998, the Company paid a total $0.5 million in interest and fees to KeySpan.

         Section 29 Tax Credits. Effective January 1, 1997, the Company entered into an agreement to sell to a subsidiary of Brooklyn Union certain interests in onshore producing wells of the Company that produce from formations that qualify for tax credits under Section 29 of the Internal Revenue Code ("Section 29"). Section 29 provides for a tax credit from non-conventional fuel sources such as oil produced from shale and tar sands and natural gas produced from geopressured brine, Devonian shale, coal seams and tight sands formations. Brooklyn Union acquired an economic interest in wells that are qualified for the tax credits and in exchange, the Company (1) retained a volumetric production payment and a net profits interest of 100% in the properties, (2) received a cash down payment of $1.4 million and (3) receives a quarterly payment of $0.75 for every dollar of tax credit utilized. The Company manages and administers the daily operations of the properties in exchange for an annual management fee of $100,000. The income statement effect for the year ended December 31, 1998 was a reduction to income tax expense of $1.0 million representing benefits received from the Section 29 tax credits.

         Tax Sharing Agreement. The Company was included in the consolidated federal income tax returns filed by Brooklyn Union during all periods in which it was a wholly owned subsidiary of Brooklyn Union ("Affiliation Years"). The Affiliation Years are the period commencing January 1986 and ending in September 1996, the consummation of the Company's initial public offering. The Company and Brooklyn Union, a wholly owned subsidiary of KeySpan Energy, are parties to an agreement (the "Tax Sharing Agreement") providing for the manner of determining payments with respect to federal income tax liabilities and benefits arising in Affiliation Years. Under the Tax Sharing Agreement, the Company paid to or received from Brooklyn Union an amount equal to the Company's share of Brooklyn Union's consolidated federal income tax liability, generally determined on a separate return basis, for the years ended and the portion of 1996 preceding consummation of the Company's initial public offering, and Brooklyn Union paid the Company for any reduction in Brooklyn Union's consolidated federal income tax liability resulting from utilization or deemed utilization of deductions, losses, and credits arising in such periods which are attributable to the Company, in each case net of any amounts theretofore paid or credited by Brooklyn Union or the Company to the other with respect thereto. In the event that Brooklyn Union's consolidated federal income tax liability for any Affiliation Year is adjusted upon audit or otherwise, the Company will bear any additional liability or receive any refund which is attributable to adjustments of items of income, deduction, gain, loss or credit of the Company. Brooklyn Union shall permit the Company to participate in any audits or litigation with respect to Affiliation Years, but Brooklyn Union will otherwise have exclusive and sole responsibility and control over any such proceedings. As of September 1996, the Company ceased to be included in the consolidated federal income tax returns filed by Brooklyn Union, and has filed on a separate basis with respect to periods after consummation of the Company's initial public offering.

         Registration Rights Agreement. Under a Registration Rights Agreement (the "Registration Rights Agreement") entered into between the Company and Brooklyn Union, a wholly owned subsidiary of KeySpan Energy, the Company will file, upon the request of Brooklyn Union, a registration statement under the Securities Act for the purpose of enabling Brooklyn Union to offer and sell any securities of the Company which Brooklyn Union may hold. KeySpan Energy, as the parent of Brooklyn Union, may exercise these rights at any time. The Company will bear the costs of any registered offering, except that Brooklyn Union will pay any underwriting commissions relating to any such offering, any transfer taxes and any costs of complying with foreign securities laws at Brooklyn Union's request, and each will pay for its counsel and accountants. The Company has the right to require Brooklyn Union to delay any exercise by Brooklyn Union of its rights to require registration and other actions for a period of up to 180 days if, in the judgment of the Company, the Company or any offering by the Company then being conducted or about to be conducted would be adversely affected. The Company has also granted Brooklyn Union the right to include its securities in certain registration statements covering offerings by the Company, and the Company will pay all costs of such offerings other than underwriting commissions and transfer taxes attributable to the securities sold on behalf of Brooklyn Union. The Company has agreed to indemnify Brooklyn Union, its officers, directors, agents, any underwriter, and each person controlling any of the foregoing, against certain liabilities under the Securities Act or the securities laws of any state or country in which securities of the Company are sold pursuant to the Registration Rights Agreement.

TRANSACTIONS BETWEEN THE COMPANY AND MANAGEMENT

         The Company entered into employment agreements with Messrs. Floyd, Fleming, Powers, Westmoreland and Adcock effective as of September 19, 1996. These employment agreements replaced the Company's previous employment agreements with such officers. On May 1, 1998, the Company entered into an employment agreement with Mr. Schwartz. See "Executive Compensation--Employment Agreements" for a description of such employment agreements.

         The Company's previous employment agreement with Mr. Floyd, its President and Chief Executive officer, provided Mr. Floyd with the option to obtain up to a 5% working interest in certain exploration prospects of the Company, exercisable prior to the commencement of drilling of the initial well on any such prospect. During 1995 and 1996 and pursuant to such employment agreement, affiliates of Mr. Floyd obtained a 5% working interest in 142 wells in the Charco Field and the right to participate with a 5% working interest in any future wells drilled by the Company on the Charco Field acreage acquired by the Company in the Charco Acquisition. During 1998, affiliates of the Company's President and Chief Executive Officer paid $2.7 million in costs and expenses attributable to working interests owned in properties operated by the Company, and received $4.7 million in distribution attributable to such working interests. The termination of the Company's previous employment agreement with Mr. Floyd in September 1996 terminated Mr. Floyd's right to obtain working interests on any further properties, but did not affect working interests in properties of the Company acquired by Mr. Floyd or his affiliates prior to the date of termination.

         On July 2, 1996 the Company loaned Mr. Floyd the $3.1 million purchase price for his purchase of a 5% working interest in certain properties purchased by the Company in July 1996 from TransTexas Gas Corporation and TransTexas Transmission Corporation. In addition, the Company has agreed to loan Mr. Floyd, on a revolving basis, the amounts required to fund the expenses attributable to Mr. Floyd's working interest. Mr. Floyd is required to repay amounts owed under the loan in the amount of 65% of all distributions received by Mr. Floyd in respect of such working interest, as distributions are received. Amounts outstanding under such loan bear interest at an interest rate equal to the Company's cost of borrowing under the Company's revolving credit facility. Mr. Floyd's obligations under the agreement are secured by a pledge of his working interest in, and the production from, such properties. As of December 31, 1998, the outstanding balance owed by Mr. Floyd under the agreement was $3.5 million, including accrued interest, and the loan will mature on July 2, 2006.

         The Company's previous employment agreement with Mr. Floyd also provided for the assignment to Mr. Floyd of a 2% net profits interest in all exploration prospects of the Company at the time such properties were acquired by the Company. The termination of the Company's previous employment agreement with Mr. Floyd in September 1996 terminated Mr. Floyd's right to receive any further assignments but did not affect net profits interests in properties of the Company assigned to Mr. Floyd prior to the date of termination.

         The Company's previous employment agreement with Mr. Floyd also provided for the assignment to certain key employees designated by Mr. Floyd of overriding royalty interests equivalent to a 4% net revenue interest in certain properties of the Company at the time such properties were acquired by the Company. The termination of the Company's previous employment agreement with Mr. Floyd in September 1996 terminated all rights to any further assignments but did not affect overriding royalty interests in properties of the Company assigned to key employees prior to the date of termination.

         The Company's previous employment agreement with Mr. Floyd also provided for the assignment of a 6.75% after program-payout working interest in the leases upon which the Company began drilling an exploratory well (whether or not successful) during a calendar year. During 1998, Mr. Floyd received approximately $83,000 in distributions under this arrangement. The termination of the Company's previous employment agreement with Mr. Floyd in September 1996 terminated Mr. Floyd's right to receive any further assignments but did not affect after program-payout working interests on properties of the Company assigned to Mr. Floyd prior to the date of termination.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table presents certain information regarding the beneficial ownership of the Company's Common Stock as of March 29, 1999 by:

              o each person who is known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock;

              o   each Director of the Company;

              o the Company's chief executive officer and each of the other Named Executive Officers; and

              o   all Directors and executive officers as a group.


                                               COMMON STOCK
                                                    AND                                                       PERCENT OF
                                                COMMON STOCK                               COMMON STOCK         COMMON
NAME OF BENEFICIAL OWNER                        EQUIVALENTS      COMMON STOCK            EQUIVALENTS (1)        STOCK
------------------------                        -----------      ------------            ---------------        -----
MarketSpan Corporation d/b/a
   KeySpan Energy(2)......................       15,295,215      15,295,215                    --                 64.0%
James G. Floyd............................          308,738         280,658 (3)              28,080                1.2
Randall J. Fleming........................           88,509          73,898 (4)              14,611                  *
Thomas W. Powers..........................           53,867          45,099 (5)               8,768                  *
Charles W. Adcock.........................           33,220          28,201 (6)               5,019                  *
James F. Westmoreland.....................           26,507          19,456 (7)               7,051                  *
Russell D. Gordy..........................           21,284          19,000 (8)               2,284                  *
Thomas E. Schwartz........................           16,171          13,800 (9)               2,371                  *
James Q. Riordan..........................           12,972           9,500 (10)              3,472                  *
Donald C. Vaughn..........................           11,019           9,000 (11)              2,019                  *
Robert B. Catell..........................           11,000          11,000 (12)               --                    *
Gordon F. Ahalt...........................           11,000          11,000 (11)               --                    *
Lester H. Smith...........................            9,500           9,500 (11)               --                    *
Sammye L. Dees............................            8,996           7,386 (13)              1,610                  *
Craig G. Matthews.........................            8,000           8,000 (14)               --                    *
All Directors and officers as a group
   (14 persons)...........................          620,783         545,498 (15)             75,285                2.2

---------------------------
*    Less than 1%.
(1) Includes Phantom Stock Rights granted to each of the Named Executive Officers in 1996 and includes phantom stock accumulated by Non-Employee Directors pursuant to the Company's Deferred Compensation Plan for Non-Employee Directors.
(2) MarketSpan Corporation, One Metrotech Center, Brooklyn, New York 11201-3850, holds its shares of the Company through its indirect wholly owned subsidiary, THEC Holdings Corp.
(3) Includes 136,397 outstanding options exercisable within 60 days from the date hereof. Mr. Floyd also owns 1,699 shares of KeySpan Energy common stock.
(4) Includes 71,996 outstanding options exercisable within 60 days from the date hereof. Mr. Fleming also owns 1,800 shares of KeySpan Energy common stock.
(5) Includes 43,999 outstanding options exercisable within 60 days from the date hereof. Mr. Powers also owns 400 shares of KeySpan Energy common stock.
(6) Includes 26,000 outstanding options exercisable within 60 days from the date hereof.
(7) Includes 18,799 outstanding options exercisable within 60 days from the date hereof.
(8) Includes 9,000 outstanding options exercisable within 60 days from the date hereof. Mr. Gordy also owns 1,000 shares of KeySpan Energy common stock.
(9) Includes 11,800 outstanding options exercisable within 60 days from the date hereof.
(10) Includes 9,000 outstanding options exercisable within 60 days from the date hereof. Mr. Riordan also owns (i) 1,500 shares of KeySpan Energy common stock including outstanding options to purchase KeySpan Energy common stock exercisable within 60 days hereof and (ii) 11,361 KeySpan Energy common stock equivalents.
(11) Includes 9,000 outstanding options exercisable within 60 days from the date hereof.
(12) Includes 7,000 outstanding options exercisable within 60 days from the date hereof. Mr. Catell also owns (i) 301,387 shares of Keyspan Energy common stock, which number includes outstanding options to purchase shares of common stock of KeySpan Energy that are exercisable within 60 days from the date hereof and (ii) 282 KeySpan Energy common stock equivalents.
(13) Includes 7,000 outstanding options exercisable within 60 days from the date hereof.
(14) Includes 7,000 outstanding options exercisable within 60 days from the date hereof. Mr. Matthews also owns (i) 180,863 shares of KeySpan Energy common stock including outstanding options to purchase KeySpan Energy common stock exercisable within 60 days hereof and (ii) 282 KeySpan Energy common stock equivalents.
(15) Includes 374,993 outstanding options exercisable within 60 days from the date hereof.

                         COMPLIANCE WITH SECTION 16(a)

         Section 16(a) of the Exchange Act requires the Company's directors and officers, and persons who own more than 10% of the Common Stock, to file initial reports of ownership and reports of changes in ownership (Forms 3, 4, and 5) of Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than 10% stockholders are required by Securities and Exchange Commission regulation to furnish the Company with copies of all such forms that they file.

         To the Company's knowledge, based solely on the Company's review of the copies of such reports received by the Company and on written representations by certain reporting persons that no reports on Form 5 were required, the Company believes that during the fiscal year ended December 31, 1997, all Section 16(a) filing requirements applicable to its officers, directors and 10% stockholders were complied with in a timely manner.

                            PROPOSAL OF STOCKHOLDERS

         Any proposal of a stockholder intended to be presented at the next annual meeting must be received at the Company's principal executive offices no later than November 19, 1999, if the proposal is to be considered for inclusion in the Company's Proxy Statement relating to the next annual meeting.

                             FINANCIAL INFORMATION

         A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING ANY FINANCIAL STATEMENTS AND SCHEDULES AND EXHIBITS THERETO, MAY BE OBTAINED WITHOUT CHARGE BY WRITTEN REQUEST TO JAMES F. WESTMORELAND, VICE PRESIDENT, CHIEF ACCOUNTING OFFICER, COMPTROLLER AND SECRETARY, THE HOUSTON EXPLORATION COMPANY, 1100 LOUISIANA, SUITE 2000, HOUSTON, 77002.

                                       By Order of the Board of Directors

                                       /s/ JAMES F. WESTMORELAND

                                       James F. Westmoreland
                                       Secretary


March 29, 1998
Houston, Texas

                                     PROXY

                        THE HOUSTON EXPLORATION COMPANY
   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
                         ANNUAL MEETING--APRIL 27, 1999

         The undersigned having received the notice and accompanying Proxy Statement for said meeting hereby constitutes and appoints JAMES G. FLOYD and JAMES F. WESTMORELAND (the "Proxy Committee"), and each of them, his true and lawful agents and proxies with power of substitution in each, to represent and vote at the Annual Meeting to be held at 10:00 am on April 27, 1999 at the DoubleTree Hotel, Allen Center, 400 Dallas Street, Houston, Texas, or at any adjournment thereof on all matters coming before said meeting, all shares of THE HOUSTON EXPLORATION COMPANY which the undersigned may be entitled to vote. The above proxies are hereby instructed to vote as shown on the reverse side of this card.

                          (Continued on Reverse Side)

------   Please mark your votes
   X     as in this example
------


                                                                                                     WITHHOLD
                                                              FOR                                    AUTHORITY
                                                     (except as marked below)                (to vote for all nominees)

1.   Election of Directors; Nominees: James                 [ ]                                         [ ]
     G. Floyd, Robert B. Catell, Gordon F.
     Ahalt, Russell D. Gordy, Craig G.
     Matthews, James Q. Riordan, Donald
     C. Vaughn

     For, except vote withheld from the
     following nominee(s):_________________

2.   Approval of the Issuance of $150 million               FOR                 AGAINST                 ABSTAIN
     additional shares of Common Stock to KeySpan
     Energy upon conversion of any amounts
     outstanding at January 1, 2000 under the
     KeySpan Credit Facility                                [ ]                   [ ]                     [ ]


3.   Ratification and approval of Arthur Andersen           FOR                 AGAINST                 ABSTAIN
     LLP as the Company's independent public
     accountants for the fiscal year ending
     December 31, 1999                                      [ ]                   [ ]                     [ ]

4.   In the discretion of the Proxy Committee, up           FOR                 AGAINST                 ABSTAIN
     other matters as may properly come before the
     meeting.                                               [ ]                   [ ]                     [ ]

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR proposals (1), (2) and (3). The Proxy Committee is authorized to vote in their discretion on any other matters that may properly come before the meeting.

You are encouraged to specify your choices by marking the appropriate boxes above, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SIGNATURE(S)_______________________________________________   DATE_____________
Note: Executors, administrators, trustees, etc., please give full title as such. If a corporation, please sign full corporate name by duly authorized officer. Joint owners should each sign personally.